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                                                                   Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statement on Form S-4/F-4 of Carnival Corporation and P&O Princess Cruises plc of our report dated February 5, 2002, with respect to the consolidated balance sheets of P&O Princess Cruises plc as of December 31, 2001 and 2000, and the related consolidated profit and loss accounts, cash flow statements, statements of total recognized gains and losses and reconciliation of movements in consolidated shareholders' funds for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 20-F of P&O Princess Cruises plc dated March 13, 2002. We consent to the reference to our firm under the heading "Experts" in such registration statement.
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KPMG Audit Plc
London, England
January 10, 2003